_________________________________________________________________________
AMERICAN ITALIAN PASTA COMPANY                                          -NEWS
                                                                        -RELEASE

Contact:

George Shadid -
EVP & Chief Financial Officer
816-584-5621
gshadid@aipc.com

FOR IMMEDIATE RELEASE

                         American Italian Pasta Company
            Enters New $295 Million, Five-Year Senior Credit Facility

KANSAS CITY,  MO, March 15, 2006 --- American  Italian Pasta Company  (NYSE:PLB)
announced  today that it has entered into a new $295 million,  five-year  senior credit facility. The new facility replaces a $290 million senior credit facility that would have expired on October 2, 2006.  As a result of the  financing,  the
Company  is no  longer  in  default  of its  prior  credit  agreement  and is in compliance with all covenant requirements.

"The  completion of our refinancing  represents a significant  milestone for the
Company,"  said  Jim  Fogarty,  Chief  Executive  Officer.  "The  new  long-term financing  strengthens  our capital  structure and provides us a stable platform from which to execute our strategies and business initiatives."

The new credit  facility  is  comprised  of a $265  million  term loan and a $30 million revolving credit facility.  The facility is secured by substantially all of the Company's  assets and provides for interest at either LIBOR rate plus 600 basis  points or at an  alternate  base rate  calculated  as prime rate plus 500 basis points.  The facility has a five-year term expiring in March 2011 and does not  require  any  scheduled  principal  payments.  Principal  pre-payments  are required if certain  events occur in the future,  including  the sale of certain assets,  issuance of equity and the generation of "excess cash flow" (as defined in the credit  agreement).  The  agreement  also  contains  customary  financial covenants and certain other restrictions.

Banc of  America  Securities  LLC  acted  as sole  arranger  for the new  credit
facility  and  has   syndicated  a  portion  of  the  facility  to  a  group  of institutional  lenders.  Bank of  America  is a lender  and also  serves  as the administrative agent under the facility.

In connection with the financing,  the Company has reduced its outstanding  debt from $281 million to $267 million  (representing the term loan balance under the new credit facility of $265 million and the existing Italian  subsidiary debt of
$2 million).  Subsequent to the financing,  outstanding debt net of cash on hand is $262 million.

As of March 15,  2006,  after  giving  effect to the new  credit  facility,  the
Company  has  liquidity  resources  of $33  million,  comprised  of $28  million availability under the new revolving credit facility  (reflecting  approximately
$2 million of letters of credit  issued under the $30 million  revolving  credit facility) and cash on hand of approximately $5 million.

                                     -more-

AIPC
March 15, 2006

Fogarty concluded,  "Our new financing  represents a vote of confidence from our new lending group who see in AIPC what we see: a company with a solid  operating base.  As we continue to further  strengthen  our  operating  environment,  this refinancing  sends an important message to our employees,  customers,  suppliers and shareholders.  The completion of this transaction  allows us to focus on our most  important job - providing  quality  products and excellent  service to our customers."

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has four  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona and Verolanuova,  Italy. The Company
has approximately 600 employees located in the United States and Italy.

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